UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 20, 2011

API TECHNOLOGIES CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-29429	98-0200798
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4705 S. Apopka Vineland Rd. Suite 210, Orlando, FL 32819

(Address of principal executive offices, including zip code)

(407) 909-8015

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On April 20, 2011 (“Closing Date”), API Technologies Corp. (the “Company”) entered into a Loan and Security Agreement, dated as of April 20, 2011 (the “Agreement”), with RBC Bank (USA) (“RBC Bank”).

Under the Agreement, RBC Bank has agreed to make available to the Company a two-year senior secured revolving credit facility (the “Revolving Credit Facility”) in an aggregate principal amount of up to $20 million. The Revolving Credit Facility includes a letters of credit subfacility of up to $4 million. The proceeds of the Revolving Credit Facility are to be used for the Company’s working capital and general corporate purposes.

The aggregate amount of outstanding advances under the Revolving Credit Facility may not exceed at any time the lesser of (i) $20 million or (ii) a borrowing base amount calculated on the basis of eligible accounts receivable, eligible inventory and eligible raw materials owned by the Company and its direct and indirect subsidiaries that are guarantors of the Company’s obligations under the Revolving Credit Facility. Availability under the Revolving Credit Facility is reduced by the aggregate amount of any outstanding letters of credit and a rent reserve equal to the greater of (i) $150,000 and (ii) twice the Company’s combined monthly rent at one of the Company’s two Fairpoint, New York properties and its Kanata, Ontario, Canada property. On the Closing Date, $4,372,000.00 was drawn on the Revolving Credit Facility.

Loans made under the Revolving Credit Facility will bear interest at a rate per annum equal to the greater of (i) 3.0% and (ii) one-month LIBOR plus 2.5%.

As required by the Agreement, on the Closing Date, the Company paid a commitment fee of $200,000 to RBC Bank for its commitments under the Agreement. The Agreement also requires the Company to pay RBC Bank (i) an unused line fee of 0.25% per annum of the average daily difference between $20 million and the unpaid principal balance of the loans made under the Revolving Credit Facility and (ii) a letter of credit fee of 1.0% of the face amount of each letter of credit issued under the Agreement.

Loans made under the Agreement are secured by a first lien security interest on substantially all of the Company’s assets. In addition, all of the Company’s direct and indirect subsidiaries in the United States and Canada, other than dormant subsidiaries with no material assets or operations, have become guarantors of the Company’s obligations to RBC Bank and have pledged substantially all of their assets as collateral to secure such guarantees.

The Agreement and the certificates and other documents entered into in connection with the Agreement contain customary representations and warranties, affirmative and negative covenants, agreements, default provisions and indemnities. The Agreement also includes financial covenants that require the Company to maintain a specified leverage ratio and specified tangible net worth levels.

The foregoing description is qualified in its entirety by reference to the text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference. Also filed with this Current Report on Form 8-K is a copy of the Commercial Promissory Note, dated as of April 20, 2011, entered into in connection with the Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with its entry into the Agreement, the Company repaid and terminated the Amended and Restated Promissory Note, dated as of December 14, 2010 (the “Amended Note”), by API Systems, Inc., API Defense, Inc. and API Defense USA, Inc. (collectively, the “Makers”) in favor of Kuchera Industries LLC (“Payee”) in an original principal amount of $9,100,000.

The Amended Note was terminated in accordance with a Satisfaction and Release that the Company entered into on April 18, 2011 (the “Satisfaction and Release”) with Payee, which provided that, upon Payee’s receipt of the outstanding balance under the Amended Note, the Amended Note and other documents relating thereto (the “Note Documents”) and all liens in connection therewith would be automatically terminated and be of no further force and effect. The Satisfaction and Release also contained a release by Payee of the Company, the Makers and their respective affiliates from any damages, losses, claims, demands, liabilities, obligations, causes of action and defenses arising out of the Note Documents. The Amended Note represented part of the purchase price of various assets purchased by the Makers from Payee and its affiliates. The Company is in the process of negotiating certain indemnification matters with the Payee under the Asset Purchase Agreement, dated January 20, 2010, by and among the Company, the Makers, the Payee, Kuchera Defense Systems, Inc. and KII, Inc., as amended. The Company has withheld the issuance of shares of common stock and the release of shares of common stock held in escrow pursuant to the Asset Purchase Agreement, pending resolution of the indemnification claims.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Exhibit Title

10.1	Loan and Security Agreement, dated as of April 20, 2011, by and between API Technologies Corp. and RBC Bank (USA)

10.2	Commercial Promissory Note, dated as of April 20, 2011, by API Technologies Corp. in favor of RCB Bank (USA)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

API TECHNOLOGIES CORP.

By:	/s/ Andrew Laurence
Name: Andrew Laurence
Title: Chief Accounting Officer and Vice President of Finance

Date: April 25, 2011